Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2022

Revenue Grew 39% Year over Year to $396 Million

Net Income Rose 34% to $1.04 Per Diluted Share

CALABASAS, Calif., August 5, 2022 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported a record second quarter.

Second Quarter 2022 Highlights Compared to Second Quarter 2021

•	Total revenues grew by 39.0% to $396.0 million

•	Net income increased to $42.2 million, or $1.04 per common share, diluted, compared to $31.5 million, or $0.78 per common share, diluted

•	Adjusted EBITDA was up 30.8% to $62.9 million compared to $48.1 million

•	Brokerage commissions increased to $354.7 million, up 40.2% from prior year

•	Private Client brokerage revenue grew by 32.7% to $209.9 million

•	Middle Market and Larger Transaction Market brokerage revenue increased 58.5% to $138.1 million

•	Financing fees improved 30.5% to $36.8 million

Six Months 2022 Highlights Compared to Six Months 2021

•	Total revenues increased by 52.6% to $715.4 million

•	Net income increased to $75.0 million, or $1.85 per common share, diluted, compared to $46.5 million, or $1.16 per common share, diluted

•	Adjusted EBITDA grew 55.5% to $114.8 million compared to $73.8 million

•	Brokerage commissions grew to $641.6 million or 54.3% from $415.7 million

•	Private Client brokerage revenue increased by 40.7% to $370.9 million

•	Middle Market and Larger Transaction Market brokerage revenue rose 86.6% to $258.2 million

•	Financing fees improved 37.4% to $63.3 million

“The second quarter was another record for MMI as our sales and financing professionals effectively navigated a changing macroeconomic environment, and we benefited from ongoing investments into the business,” said Hessam Nadji, President and CEO. “We saw increased activity across the board driven by our client outreach and marketing initiatives as well as investors’ heightened motivation to transact before additional interest rate increases. These factors led to the significant increase in transactions compared to a year ago, including many transaction closings pulling forward into the quarter. There was also significant rotation both between property types and regions as equity built over the past few years was redeployed.”

Mr. Nadji continued, “Looking ahead, we anticipate that the effect of rapid interest rate increases, and expectations of additional rate hikes will further widen the bid/ask spread and tighten lender underwriting. Notwithstanding this market transition and time needed for valuation expectations to reset, capital is still attracted to commercial real estate as an inflation hedge with healthy supply-demand fundamentals and solid long-term growth prospects. Our fortress balance sheet enables us to continue to support our growth strategy through internal initiatives to further strengthen the MMI platform, such as enhancing technology to increase sales force efficiency, continuing to bolster the team with experienced professionals, and making targeted accretive acquisitions. With our capabilities, broad relationships, and deep industry expertise, we believe we are well positioned for long-term growth and building shareholder value.”

Dividends

In the six months ended June 30, 2022, the Company paid $50.1 million in dividends to outstanding shareholders. As of June 30, 2022, accrued dividends related to unvested restricted stock units totaled $2.0 million.

On August 2, 2022, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, or approximately $10.4 million, payable on October 6, 2022, to stockholders of record at the close of business on September 15, 2022.

Second Quarter 2022 Results Compared to Second Quarter 2021

Total revenues for the second quarter of 2022 reached $396.0 million, compared to $284.9 million for the same period during the prior year, an increase of 39.0%. The growth in total revenues was driven by increases in real estate brokerage commissions and financing fees. Real estate brokerage commissions increased 40.2% to $354.7 million from the same period in the prior year primarily due to an increase in overall volume of investment sales and average transaction size, and revenue growth of 58.5% in the combined Middle Market and Larger Transaction Market and 32.7% in the Private Client Market. Financing fees increased by 30.5% to $36.8 million due to an overall increase in volume of financing transactions and an increase in average transaction size.

Total operating expenses for the second quarter of 2022 were $339.2 million, an increase of 39.4% compared to $243.3 million for the same period in the prior year. The change was primarily driven by a 43.4% increase in cost of services and a 29.2% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased by 200 basis points to 64.7% compared to the same period during the prior year, primarily due to senior investment sales and financing professionals earning additional commissions as certain annual revenue thresholds were achieved earlier than in prior years.

Selling, general and administrative expense for the second quarter of 2022 increased by $18.0 million to $79.8 million, compared to the same period in the prior year. The change was primarily due to increases in (i) compensation related costs, primarily driven by increases in performance compensation due to significant year-over-year growth in operating results; (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals; and (iii) a return to in-person agent and client business events, conferences, and meetings.

Net income for the second quarter of 2022 was $42.2 million, or $1.04 per common share, diluted, compared to $31.5 million, or $0.78 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the second quarter of 2022 was $62.9 million, compared to $48.1 million for the same period in the prior year.

Six Months 2022 Results Compared to Six Months 2021

Total revenues for the six months ended June 30, 2022 were $715.4 million, compared to $468.9 million for the same period in the prior year, an increase of $246.5 million, or 52.6%. Total operating expenses for the six months ended June 30, 2022 increased by 50.9% to $614.4 million compared to $407.1 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 63.3%, up 190 basis points compared to the first six months of 2021. The Company’s net income for the six months ended June 30, 2022 of $75.0 million, or $1.85 per common share, diluted, compared with net income of $46.5 million, or $1.16 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2022 increased to $114.8 million, from $73.8 million for the same period in the prior year. As of June 30, 2022, the Company had 1,901 investment sales and financing professionals, a net loss of 121 over the prior year.

Business Outlook

Notwithstanding the potential ongoing impact of the COVID-19 pandemic, the Company believes it is well positioned to achieve long-term growth. However, short-term macroeconomic forces have become increasingly fluid, particularly inflationary pressure and interest rate movements, and these have the potential to influence economic growth and investor sentiment.

The Company benefits from its experienced management team, recent infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for 80% of all commercial property sales transactions and over 59% of the commission pool. The top 10 brokerage firms, led by MMI, have an estimated 21% share of this segment by transaction count.

Key factors that may influence the Company’s business during the rest of 2022 include:

•	Volatility in sales and financing activity and investor sentiment driven by:

•

Slowdown in sales and financing activity of asset types impacted by COVID-19, elevated inflation, interest rate fluctuations, an increasing bid-ask spread between buyers and sellers, and economic trends including a potential recession

•

Possible impact to investor sentiment related to the outcome of the midterm elections and any potential policy or tax law changes that may contribute to future fluctuations in sales and financing activity

•	Potential higher cost of services resulting from more experienced investment sales and financing professionals closing a larger share of revenue and surpassing revenue thresholds earlier in the year

•	Volatility in each of the Company’s market segments

•	High variability in the Larger Transaction Market segment from quarter to quarter, particularly due to changes in the macro economy and capital market conditions

•	Increase in costs related to inflation and the return of in-person events, client meetings, and conferences

•	The impact of a potential rapid increase in interest rates that could affect acquisition, financing and refinance activity

•	Global geopolitical uncertainty, which may disrupt financial markets or cause investors to refrain from transacting

Webcast and Call Information

Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap’s website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.

Replay Information

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, August 5, 2022 through 11:59 p.m. Eastern Time on Friday, August 19, 2022 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13731197.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2022, the Company had 1,901 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,540 transactions during the six months ended June 30, 2022, with a sales volume of $47.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2022, the potential continuing impact of the COVID-19 pandemic, the anticipation of interest rate increases, the execution of our capital return program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	uncertainties relating to the economic, operational and financial impact of the ongoing COVID-19 pandemic, including uncertainties regarding the potential impact of new variants on our workforce;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations;

•	market trends in the commercial real estate market or the general economy, including the impact of rising inflation;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;

•	changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-Q for the quarter ended June 30, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Real estate brokerage commissions	$354,685	$252,903	$641,594	$415,699
Financing fees	36,811	28,214	63,264	46,057
Other revenues	4,461	3,829	10,563	7,167

Total revenues	395,957	284,946	715,421	468,923

Operating expenses:
Cost of services	256,042	178,585	452,810	287,688
Selling, general and administrative	79,841	61,797	154,376	113,474
Depreciation and amortization	3,332	2,959	7,243	5,956

Total operating expenses	339,215	243,341	614,429	407,118

Operating income	56,742	41,605	100,992	61,805
Other (expense) income, net	(461)	1,370	(11)	2,414
Interest expense	(158)	(146)	(318)	(292)

Income before provision for income taxes	56,123	42,829	100,663	63,927
Provision for income taxes	13,955	11,297	25,712	17,383

Net income	$42,168	$31,532	$74,951	$46,544

Other comprehensive loss:
Marketable debt securities, available-for-sale:
Change in net unrealized gains/losses	(1,558)	146	(3,915)	(475)
Less: reclassification adjustment for net gains included in other (expense) income, net	7	3	(77)	3

Net change, net of tax of $528 and $1,366 for the three and six months ended June 30, 2022, and $(51) and $164 for the three and six months ended June 30, 2021, respectively	(1,551)	149	(3,992)	(472)
Foreign currency translation gain (loss), net of tax of $0 for each of the three and six months ended June 30, 2022 and 2021, respectively	179	(217)	120	(330)

Total other comprehensive loss	(1,372)	(68)	(3,872)	(802)

Comprehensive income	$40,796	$31,464	$71,079	$45,742

Earnings per share:
Basic	$1.05	$0.79	$1.87	$1.17
Diluted	$1.04	$0.78	$1.85	$1.16
Weighted average common shares outstanding:
Basic	40,048	39,877	40,018	39,817
Diluted	40,342	40,139	40,390	40,112

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was approximately $26.4 billion for the three months ended June 30, 2022, encompassing 3,636 transactions consisting of $19.9 billion for real estate brokerage (2,685 transactions), $4.5 billion for financing (697 transactions) and $2.0 billion in other transactions, including consulting and advisory services (254 transactions). Total sales volume was $47.4 billion for the six months ended June 30, 2022, encompassing 6,540 transactions consisting of $37.1 billion for real estate brokerage (4,822 transactions), $7.2 billion for financing (1,217 transactions) and $3.1 billion in other transactions, including consulting and advisory services (501 transactions). As of June 30, 2022, the Company had 1,812 investment sales professionals and 89 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2022	2021	2022	2021
Average Number of Investment Sales Professionals	1,822	1,934	1,839	1,946
Average Number of Transactions per Investment Sales Professional	1.47	1.20	2.62	2.01
Average Commission per Transaction	$132,099	$108,542	$133,056	$106,100
Average Commission Rate	1.79%	1.87%	1.73%	1.85%
Average Transaction Size (in thousands)	$7,399	$5,820	$7,688	$5,723
Total Number of Transactions	2,685	2,330	4,822	3,918
Total Sales Volume (in millions)	$19,868	$13,560	$37,073	$22,424

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2022	2021	2022	2021
Average Number of Financing Professionals	87	85	86	86
Average Number of Transactions per Financing Professional	8.01	8.05	14.15	13.70
Average Fee per Transaction	$44,985	$34,783	$44,198	$32,972
Average Fee Rate	0.70%	0.82%	0.75%	0.86%
Average Transaction Size (in thousands)	$6,453	$4,228	$5,882	$3,824
Total Number of Transactions	697	684	1,217	1,178
Total Financing Volume (in millions)	$4,498	$2,892	$7,158	$4,504

(1)	Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	279	$168	$6,672	297	$200	$7,618	(18)	$(32)	$(946)
Private Client Market ($1 - <$10 million)	2,021	7,348	209,868	1,767	5,675	158,136	254	1,673	51,732
Middle Market ($10 - <$20 million)	209	2,819	56,456	156	2,134	41,745	53	685	14,711
Larger Transaction Market (≥$20 million)	176	9,533	81,689	110	5,551	45,404	66	3,982	36,285

	2,685	$19,868	$354,685	2,330	$13,560	$252,903	355	$6,308	$101,782

	Six Months Ended June 30,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	485	$296	$12,459	524	$349	$13,756	(39)	$(53)	$(1,297)
Private Client Market ($1 - <$10 million)	3,627	13,044	370,899	2,967	9,343	263,559	660	3,701	107,340
Middle Market ($10 - <$20 million)	393	5,322	103,216	234	3,201	62,346	159	2,121	40,870
Larger Transaction Market (≥$20 million)	317	18,411	155,020	193	9,531	76,038	124	8,880	78,982

	4,822	$37,073	$641,594	3,918	$22,424	$415,699	904	$14,649	$225,895

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	June 30, 2022 (Unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$211,651	$382,140
Accounts receivable, net	14,138	17,230
Prepaid expenses	10,046	13,220
Marketable debt securities, available-for-sale (includes amortized cost of $254,487 and $183,915 at June 30, 2022 and December 31, 2021, respectively, and $0 allowance for credit losses)	253,040	183,868
Advances and loans, net	3,605	6,403
Other assets, current	5,880	5,270

Total current assets	498,360	608,131
Property and equipment, net	25,338	23,192
Operating lease right-of-use assets, net	84,351	81,528
Marketable debt securities, available-for-sale (includes amortized cost of $80,767 and $111,858 at June 30, 2022 and December 31, 2021, respectively, and $0 allowance for credit losses)	77,588	112,610
Assets held in rabbi trust	9,587	11,508
Deferred tax assets, net	35,233	33,736
Goodwill and other intangible assets, net	58,263	48,105
Advances and loans, net	164,469	113,242
Other assets, non-current	13,573	13,146

Total assets	$966,762	$1,045,198

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$13,022	$15,487
Deferred compensation and commissions	55,387	114,685
Income tax payable	2,848	17,853
Operating lease liabilities	18,632	18,973
Accrued bonuses and other employee related expenses	30,586	49,848
Other liabilities, current	7,567	8,784

Total current liabilities	128,042	225,630
Deferred compensation and commissions	48,096	53,536
Operating lease liabilities	63,366	58,334
Other liabilities, non-current	10,088	11,394

Total liabilities	249,592	348,894

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,964,292 and 39,692,373 at June 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	123,767	121,844
Retained earnings	596,361	573,546
Accumulated other comprehensive (loss) income	(2,962)	910

Total stockholders’ equity	717,170	696,304

Total liabilities and stockholders’ equity	$966,762	$1,045,198

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$42,168	$31,532	$74,951	$46,544
Adjustments:
Interest income and other (1)	(979)	(436)	(1,594)	(967)
Interest expense	158	146	318	292
Provision for income taxes	13,955	11,297	25,712	17,383
Depreciation and amortization	3,332	2,959	7,243	5,956
Stock-based compensation	4,275	2,662	8,131	4,950
Non-cash MSR activity (2)	—	(50)	—	(353)

Adjusted EBITDA	$62,909	$48,110	$114,761	$73,805

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of new servicing obligations.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment: transactions with values of $20 million and above

•	Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards.

Certain Adjusted Metrics

Real Estate Brokerage

During the six months ended June 30, 2022, we closed a portfolio of large transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding those transactions:

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase	46.5%	39.4%	65.3%	54.1%
Average Commission Rate Reduction	(4.3)%	(0.2)%	(6.6)%	(2.0)%
Average Transaction Size Increase	27.1%	21.1%	34.3%	25.3%

Investor Relations Contact:

Investor Relations

InvestorRelations@marcusmillichap.com